Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

February 26, 2026

News Media & Financial Analyst Contact:

James Davies

FSVP and Chief Financial Officer

(908) 713-4330

Unity Bancorp Announces 7% Increase in First Quarter Dividend

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has declared a cash dividend of $0.16 per common share. Such dividend is payable on March 20, 2026, to shareholders of record as of March 6, 2026.

“The increase in our quarterly cash dividend reflects the strength of Unity Bancorp’s financial performance, disciplined balance sheet management, and our continued commitment to delivering consistent value to our shareholders. We remain focused on maintaining a strong capital position while supporting sustainable growth and serving the communities in which we operate.” – James A. Hughes, CEO of Unity Bancorp, Inc.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $3.0 billion in assets and $2.3 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company’s control that could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, and the impact of any health crisis or national disasters on the Bank, its employees and customers, among other factors.